FINJAN, INC.
ISRAELI OPTION AWARD AGREEMENT
Made as of the __ day of ______, 2015

BETWEEN:	Finjan, Inc.

A company incorporated under the laws of the State of Delaware, USA (hereinafter the “Company”)
on the one part
AND:	Name:_______
I.D. No:____________
Address:
(hereinafter the “Optionee”)
on the other part

WHEREAS
On January 23, 2014, the Company duly adopted and the Board approved the Finjan Holdings, Inc. 2014 Incentive Compensation Plan, and on _______, 2015, the Company duly adopted and the Board approved the Israeli Appendix to such plan, copies of which are attached as Exhibit A, forming an integral part hereof (collectively, the “ISOP”); and

WHEREAS
Pursuant to the ISOP, the Company has decided to grant Options to purchase Shares of the Company to the Optionee, and the Optionee has agreed to such grant, subject to all the terms and conditions as set forth in the ISOP and as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1.	The preamble to this agreement constitutes an integral part hereof.

1.2.	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the ISOP.

2.	Grant of Options

2.1.
The Company hereby grants to the Optionee the number of Options as set forth in Exhibit B attached hereto, each Option shall be exercisable into one Share (subject to the adjustments set forth in Section 4 hereunder), upon payment of the Option Price as set forth in Exhibit B, subject to the terms and the conditions as set forth in the ISOP and as provided herein.

2.2.
The Optionee is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Period of Option and Conditions of Exercise

3.1.
The terms of this Award Agreement shall commence on the Grant Date and terminate at its Expiration Date (each as set forth in Exhibit B), or at the time at which the Option expires or otherwise terminates pursuant to the terms of the ISOP or pursuant to this Award Agreement.

3.2.
Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Share would be deliverable upon exercise, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

4.	Adjustments

Note: final agreement may contain one or none of the following; in case of none – entire section may be removed or marked as 'Reserved'

Option 1: % of acceleration TBD

Notwithstanding anything to the contrary in Section 14.1 of the ISOP, in the event of a Change of Control the Vesting Dates (as set forth in Exhibit B) of  percent ( %) of the unvested portion the Options granted to the Optionee shall be accelerated, so that such portion of the unvested Options shall be immediately vested as of the date which is ten (10) days prior to the effective date of such Change of Control, and the Committee shall notify the Optionee that (contingent upon the closing of the Change of Control) such portion of the unvested Options are fully exercisable for a period of ten (10) days from the date of such notice, and that any unexercised Options shall terminate upon the expiration of such period.

Option 2: acceleration conditioned on employment

4.1.
Notwithstanding anything to the contrary in Section 9.1 of the ISOP, in the event of a Change of Control, if the Optionee is not offered an employment with the successor company (or parent or subsidiary of the successor company) which includes the assignment or substitution of the Options, the Vesting Dates (as set forth in Exhibit B) shall be accelerated so that  percent (-%) of the Options (including any portion of the Options which shall have already vested regardless of this Section 4) shall be vested in full immediately prior to the closing of such Change of Control.

4.2.
If Optionee is offered and accepts an employment with the successor company (or parent or subsidiary of the successor company) and the Options are substituted or assumed by the successor company (or parent or subsidiary of the successor company) in accordance with the ISOP, and following thereof such employment is terminated by such successor company (or parent or subsidiary of the successor company), without Cause within six (6) months of the closing of such Change of Control, the Vesting Dates shall be accelerated so that  percent (-%) of the Options (including any portion of the Options which shall have already vested regardless of this Section 4) shall be immediately vested in full as of the date of such termination without Cause.

5.	Vesting; Period of Exercise

5.1.
Subject to the provisions of the ISOP (and Section 4 of this Agreement) [to be included only in case of inclusion of section 4 - acceleration], Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B attached hereto, provided that the Optionee is an Employee or a Non-Employee of the Company and/or its Affiliates on the applicable Vesting Date.

5.2.	All unexercised Options granted to the Optionee shall terminate and shall no longer be exercisable on the Expiration Date of the Options, as set forth in Exhibit B or as described in the ISOP.

6.	Exercise of Options

6.1.	Options may be exercised in accordance with the provisions of Section 6.6 of the ISOP.

6.2.
In order for the Company to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company's organizational documents. The Optionee further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Optionee.

6.3.
The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

7.	Restrictions on Transfer of Options and Shares and Additional Provisions

7.1.
The transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall be subject to the limitations set forth in the ISOP, this Agreement, and in the Company’s organizational documents, in any shareholders’ agreement to which the holders of common stock of the Company are bound or in any applicable law including securities law of any jurisdiction.

7.2.
With respect to any Approved 102 Option, subject to the provisions of Section 102  of the Ordinance and any rules or regulations or orders or procedures promulgated thereunder, the Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.3.
With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the rules, regulation or orders promulgated thereunder.

7.4.	The Optionee shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

7.5.
The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee's rights according to this Award Agreement).

8.	Taxes; Indemnification

8.1.
The Optionee agrees that the Company does not have a duty to design or administer the ISOP or its other compensation programs in a manner that minimizes the Optionee's tax liabilities.  Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. In the event that the Company and/or its Affiliates determine that it is required to withhold any tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company and/or its Affiliates to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company and/or its Affiliates to enable it to satisfy any withholding requirements that may arise in connection with the disposition of Shares purchased by exercising this Option. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2.
The Optionee will not be entitled to receive from the Company and/or the Trustee any Shares allocated or issued upon the exercise of Options prior to the full payments of the Optionee’s tax liabilities arising from Options which were granted to him and/or Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

8.3.
The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

8.4.
With respect to Approved 102 Options, the Optionee hereby acknowledges that he or she is familiar with the provisions of Section 102 of the Ordinance and the regulations and rules promulgated thereunder, including without limitations the type of Option granted hereunder and the tax implications applicable to such grant. The Optionee accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit C hereto, and agrees to be bound by its terms.

9.	Miscellaneous

9.1.	No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on the Optionee to exercise it.

9.2.
Confidentiality.  The Optionee shall regard the information in this Award Agreement and its exhibits attached hereto, as well as any related documents and materials provided to the Optionee in connection therewith, as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.3.
Data Privacy Notice and Consent. In accepting the Options herein, the Optionee expressly consents to the collection, use and transfer, in electronic or other form, of his personal Data, as described below, by and among the Company and its Affiliates and/or Trustee and/or other custodian and/or the applicable tax authorities for the exclusive purpose of implementing, administering and managing the Optionee's participation in the ISOP. In addition, the Optionee acknowledges that the Company and/or Affiliates may hold certain personal information concerning the Optionee, including, but not limited to, the Optionee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and/or Affiliates, details of all Options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant's favor (“Data”), for the purpose of implementing, administering and managing the ISOP; (ii) Data may be transferred to any third parties assisting in the implementation, administration and management of the ISOP, including to third parties outside of the jurisdiction in which the Optionee resides and further transfers thereafter, or elsewhere, and that the third parties’ countries may have different data privacy laws and protections than the Optionee's country; and (iii) the Optionee may request a list with the names and addresses of such third parties by contacting the Company. The Optionee further acknowledges that he or she may refuse or withdraw his or her consent to the above at no cost by contacting in writing the Company and that such refusal or withdrawal of consent may affect the Optionee's ability to participate in the ISOP.

9.4.
Continuation of Employment or Service.  Neither the ISOP nor this Award Agreement shall impose any obligation on the Company and/or an Affiliate to continue the Optionee’s employment or service and nothing in the ISOP or in this Award Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company and/or an Affiliate to terminate such employment or service at any time.

9.5.
No other Rights. The Optionee hereby acknowledges that participation in the ISOP is voluntary. The value of the Options is an extraordinary item of compensation outside the scope of the Optionee's normal employment and compensation rights, if any. As such, the Options are not part of normal or expected compensation for purposes of calculating any payments due to severance, resignation, redundancy, end of service, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The ISOP is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Options under the ISOP is a one-time benefit and does not create any contractual or other right to receive any other grant of Options or other awards under the ISOP in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares subject to an award, vesting, and exercise or settlement provisions, as relevant.

9.6.
Entire Agreement. Subject to the provisions of the ISOP as may be amended or supplemented from time to time by the Company, to which this Award Agreement is subject, this Award Agreement, together with the exhibits hereto, constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

9.7.
No Waiver; Severability. The failure of any party to enforce at any time any provisions of this Award Agreement or the ISOP shall in no way be construed to be a waiver of such provision or of any other provision hereof. If one or more of the provisions of this Award Agreement shall be held unenforceable, the enforceability of the remaining provisions shall not be affected; to the extent permissible by law, any provisions which could be deemed null and void shall first be revised retroactively to permit the provisions herein to be interpreted to carry out their intent and the intent of this Award Agreement and the ISOP.

9.8.
Provisions of the ISOP. The Options provided for herein are granted pursuant to the ISOP and said Options and this Award Agreement are in all respects governed by the ISOP and subject to all of the terms and provisions of the ISOP. In the event of a conflict between the provisions of the ISOP and this Award Agreement, the terms and conditions of the ISOP shall prevail. However, this Award Agreement sets out specific terms for the Options, and those terms shall prevail over more general terms in the ISOP on the same issue, if any, or in the event of a conflict between such terms.

9.9.	Binding Effect. The ISOP and this Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.10.
Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Optionee. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated on the letterhead above. Notwithstanding the foregoing, to the extent permitted by law, Company may deliver any documents related to the ISOP, this Award Agreement and/or to the Options by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the ISOP through an on-line or electronic system established and maintained by Company or another third party designated by Company.

9.11.
Language. If the Optionee has received the terms of this Award Agreement or any other ISOP related documents translated into a language other than English and if the translated version is different than the English version, the English version will control.

9.12.	Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall he deemed an original and all of which together shall constitute one instrument.

Company’s Signature:

Name: ___________

Position:___________

Signature: ________________

I, the undersigned, hereby acknowledge receipt of a copy of the ISOP and accept the Options subject to all of the terms and provisions thereof. I have reviewed the ISOP and this Award Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of this Award Agreement. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the ISOP and this Award Agreement.  I further agree to notify the Company upon any change in the residence address indicated above.

__________ Date	___________________ Optionee’s Signature

Attachments:

Exhibit A:                      Finjan, Inc. 2014 Incentive Compensation  Plan with Israeli Appendix

Exhibit B:                      Terms of the Option

Exhibit C:                      Trust Agreement

EXHIBIT A

PLAN WITH ISRAELI APPENDIX

(see attached)

EXHIBIT B

TERMS OF THE OPTION

Name of the Optionee:	_______________
Grant Date:	___________
Designation:	• Approved 102 Option: Capital Gain Option (CGO) ;or Ordinary Income Option (OIO) • Unapproved 102 Option • 3(i) Option
1. Number of Options granted:	______________
2. Option Price:	________________
3. Vesting Dates:

	Number of Options	Vesting Date
	__________	___________
	__________	___________
	__________	___________
	__________	__________
	__________	___________
Total Grant	__________

4. Expiration Date:		The earlier of (i) _________, (ii) the lapse of the Term as defined in the Plan, or (iii) the termination, expiration or cancellation of the Options in accordance with the terms of the ISOP.

__________________ Optionee	__________________ Company

EXHIBIT C

TRUST AGREEMENT

(see attached)